EXHIBIT 10.17

August 16, 2001

Kenneth M. Vargha
3938 Woodcreek Lane
San Jose, CA 95117

Dear Ken:

This letter (the "Agreement") is to confirm the agreement between you and Align Technology, Inc. (the "Company") regarding your separation from employment with the Company.

    Your employment with the Company terminated on August 15, 2001 (the "Separation Date"). You have no right to employment with the Company after the Separation Date, and the Company has no obligation to employ you after that date. You acknowledge that you have been paid all salary, accrued but unused vacation, and all wages of every kind earned by you through the Separation Date.
    You agree that prior to the execution of this Agreement you were not entitled to receive any monetary payments or benefits from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
    Although you are not otherwise entitled to receive any further payments from the Company, following the Effective Date of this Agreement, the Company will continue your current base pay at the rate of Five Thousand Eight Hundred Thirty Eight Dollars and 46/00 ($5,838.46) biweekly, less applicable deductions and withholdings, for a period of four (4) months following the Separation Date, payable on the Company's normal payday (the "Severance Payments"). In addition, the Company will continue your health benefits coverage under COBRA for a period of four (4) months, through December 31, 2001. The Company will also give you four (4) months of service credit after your Separation Date for the purpose of option vesting (the "Acceleration"). All such accelerated option shares shall be vested and exercisable as of the Separation Date.
    You acknowledge and agree that you have been granted the following four (4) options to purchase shares of Company Common Stock pursuant to the Align Technology Inc. 1997 Equity Incentive Plan (the "Plan"), and that each of those option grants was accompanied by a Stock Option Agreement: (i) an incentive stock option ("ISO") granted on October 28, 1998 for 100,000 shares at a price of $0.15 per share (the "1998 Option"); (ii) an ISO granted on May 18, 2000 for 50,000 shares at a price of $0.40 per share (the "May 2000 Option"); (iii) an ISO granted on September 29, 2000 for 75,116 shares at a price of $1.065 per share (the "September 2000 ISO"); and (iv) a non-statutory option (NSO) granted on September 29, 2000 for 48,384 shares at a price of $1.065 per share (the "September 2000 NSO"). The Plan and your Stock Option Agreement documents are incorporated into this Agreement by reference. You agree that as of the Separation Date, including the Acceleration, your 1998 Option was vested as to 81,250 shares, your May 2000 Option was vested as to 23,958 shares, your September 2000 ISO was vested as to 21,908 shares, and your September 2000 NSO was vested as to 14,112 shares.
          You acknowledge that on December 15, 1999 and May 24, 2000, by paying an aggregate of $14,062.50 in the form of cash and delivering executed Early Exercise Stock Purchase Agreements and their attached Assignments Separate from Certificate and joint Escrow Instructions, you early exercised an aggregate of 93,750 shares under the 1998 Option, 12,500 of which are subject to the Company's right of repurchase under the Stock Purchase Agreements that you executed as part of your early exercise. Accordingly, the Company hereby repurchases, and you hereby sell to the Company, 12,500 of the shares that you early exercised under the 1998 Option. As part of this repurchase, the Company will deliver payment in the amount of One Thousand Eight Hundred Seventy Five Dollars and 00/00 ($1,875.00) (12,500 shares x $0.15 per share).
          You acknowledge that on May 24, 2000, by paying $12,083.20 in cash and delivering an executed Early Exercise Stock Purchase Agreement and the attached Assignment Separate from Certificate and Joint Escrow Instructions you early exercised 30,208 shares under the May 2000 Option, 6,250 of which are subject to the Company's right of repurchase under the Stock Purchase Agreement that you executed as part of your early exercise. Accordingly, the Company hereby repurchases, and you hereby sell to the Company 6,250 of the shares you early exercised under the May 2000 Option. As part of this repurchase, the Company will deliver payment in the amount of Two Thousand Five Hundred Dollars and 00/00 ($2,500.00) (6,250 shares x $0.40 per share).
          You acknowledge that on November 13, 2000, by paying $34,540.08 in the form of a promissory note executed by you and delivering the executed Early Exercise Stock Purchase Agreement and its attached Assignment Separate from Certificate and Joint Escrow Instructions to the Company, you early exercised 32,432 shares under the September 2000 ISO, 10,524 of which are subject to the Company's right of repurchase under the Early Exercise Stock Purchase Agreement that you executed as part of the early exercise. Accordingly, the Company hereby repurchases, and you hereby sell to the Company 10,524 of the shares that you early exercised under the September 2000 ISO. You acknowledge and agree that, under the terms of your promissory note, you are responsible for payment of accrued interest on all the exercised shares under the September 2000 ISO through December 11, 2001, your last day to provide payment per the terms of your Promissory Note. You acknowledge and agree that, as a result, the sum of Twenty Three Thousand Three Hundred Thirty Two Dollars and Two Cents ($23,332.02) (21,908 x $1.065 per share) in principal, together with Three Thousand Four Hundred Fifty Eight Dollars and Fifty Five Cents ($3,458.55) in interest, for a total of Twenty Six Thousand Seven Hundred Ninety Dollars and Fifty Seven Cents ($26,790.57) is due to the Company under the terms of your promissory note.
          You acknowledge that on November 13, 2000, by paying $22,543.92 in the form of a promissory note executed by you and delivering the executed Early Exercise Stock Purchase Agreement and its attached Assignment Separate from Certificate and Joint Escrow Instructions to the Company, you early exercised 21,168 shares under the September 2000 NSO, 7,056 of which are subject to the Company's right of repurchase under the Early Exercise Stock Purchase Agreement that you executed as part of the early exercise. Accordingly, the Company hereby repurchases, and you hereby sell to the Company 7,056 of the shares that you early exercised under the September 2000 NSO. You acknowledge and agree that, under the terms of your promissory note, you are responsible for payment of accrued interest on all the exercised shares under the September 2000 NSO through December 11, 2001, your last day to provide payment per the terms of your Promissory Note. You acknowledge and agree that, as a result, the sum of Fifteen Thousand Twenty Nine Dollars and Twenty Eight Cents ($15,029.28) (14,112 x $1.065) in principal, together with Two Thousand Two Hundred Fifty Seven Dollars and Thirty Seven Cents ($2,257.37) in interest, for a total of Seventeen Thousand Two Hundred Eighty Six Dollars and Sixty Five Cents ($17,286.65), is due to the Company under the terms of your promissory note.

    You will be provided with a stock certificate for the 54,770 shares (12,500 not yet in certificate under the 1998 Option + 6,250 not yet in certificate under the May 2000 Option + 21,908 under the September 2000 ISO +14,112 under the September 2000 NSO). Except as otherwise provided herein, each of these 54,770 shares and the 86,458 shares previously released in certificate will remain subject to all terms and conditions of the Stock Purchase Agreements and Stock Option Agreements that you executed, as well as the terms of the Plan, the Early Exercise Stock Purchase Agreements and their attachments. You agree that you will have no right to exercise the 1998 Option, the May 2000 Option, the September 2000 ISO Option or the September 2000 NSO Option as to any additional shares. In consideration for receiving the Severance Payments, health benefits coverage, the Acceleration and other good and sufficient consideration as described in paragraph 3 of this Agreement, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter, including but not limited to, any matter arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, and all other federal and state laws and regulations relating to employment.

    In consideration for receiving the Severance Payments, health benefits coverage, the Acceleration and other good and sufficient consideration as described in paragraph 3 of this Agreement, you agree to remain available to answer questions and assist in the transition of your job duties through December 31, 2001.
    You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."
    Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.
    At all times in the future, you will remain bound by the Company's Employee Proprietary Information and Inventions Agreement signed by you on, September 11, 1998, a copy of which is attached.
    You promise that you have returned to the Company all Company documents and materials, all Company equipment, and all other physical and intellectual property of the Company, including any and all copies or other reproductions of such property.
    You agree that for a period of one (1) year following the Separation Date, you will not encourage, solicit or recruit any employee of the Company to leave the Company for any reason, including for the purpose of accepting employment with another company. As part of this non-solicitation promise, you agree not to interview any employee of the Company, or provide any input to any third party interested in hiring a Company employee during the one (1) year period following the Separation Date.
    You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to members of your immediate family, attorney or accountant in order for such individuals to render services to you, so long as such individual agrees to keep such information confidential. You may respond to any inquiry that is subject to this nondisclosure agreement by stating that you cannot answer that question due to the terms of this nondisclosure agreement.
    You agree that you have not and will not make any derogatory, disparaging or negative statements about the Company, its products, officers, directors or employees. The Company agrees it has not and will not to make any derogatory, disparaging or negative statements about you. Upon inquiry by prospective employers or other third parties, the Company will limit its statements regarding your employment to verification of the dates of your employment, your salary, and your position held.
    Notwithstanding paragraphs 12 and 13, you may respond truthfully and accurately to any questions put to you in a legal proceeding to which you have been subpoenaed to testify. However, if you are so subpoenaed, you will promptly notify the Company in writing of such action and give the Company a reasonable opportunity to quash the subpoena or otherwise apply for a court order limiting the scope of your testimony.
    You understand and agree that all of the covenants made by you and contained in this Agreement, including and without limitation those covenants contained in paragraphs 5, 6, 7, 9, 10, 11, 12 and 13 of this Agreement, are material inducements for the making of this Agreement and that, for the breach thereof, the Company will be released from each and every of its obligations under this Agreement and entitled to pursue its legal and equitable remedies, including, without limitation, the right to recover all Severance Payments, stock and the value of health care benefits, as well as to seek injunctive relief; provided, however, that any and all such remedies shall be pursued pursuant to paragraph 15 of this Agreement.
    You agree that any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement will be governed by the Federal Arbitration Act and will be submitted to and settled by final and binding arbitration in Santa Clara County, California in accordance with the Commercial Rules of the American Arbitration Association. The parties further understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.
    You agree that except for documents incorporated into this Agreement by reference, this Agreement renders null and void any and all prior agreements between you and the Company.
    This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Jo-Ann Byrne

Jo-Ann Byrne
Director of Human Resources

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this release.

Dated: August 28, 2001

"Effective Date

/s/ Kenneth M. Vargha

Kenneth M. Vargha